UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 6, 2010

MINERCO RESOURCES, INC.
 (Exact name of registrant as specified in its charter)

NEVADA	333-156059
(State or other jurisdiction of incorporation)	(Commission File No.)

16225 Park Ten Place
Suite #500
Houston, Texas 77084
(Address of principal executive offices and Zip Code)

(281) 994-4187
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

This Current Report on Form 8-K responds to the following items of Form 8-K:

Item 5.07     Submission of Matters to a Vote of Security Holders

ITEM 5.07  SUBMISSION OF MATTERS TO A VOTE OF SECURITY HOLDERS.

On December 6, 2010 the holders of a majority in voting power of the outstanding stock of Minerco Resources, Inc. (the “Company”) executed and delivered a written consent adopting a resolution to authorize our Board of Directors, if it deems advisable, to amend our Articles of Incorporation (the “Amendments”) to take any one or all of the following actions: (i) to  increase the amount of shares authorized from 450 million to 1.2 billion; (ii) to effectuate a reverse stock split (the “Stock Split”) of the issued and outstanding shares of common stock on a basis of up to 1 for 10; and (iii) to authorize the creation of 25,000,000  authorized shares as “blank check” preferred stock to be designated in such series or classes as the Board of Directors of the Corporation shall determine. An Information Statement on Schedule 14C was filed with the Securities and Exchange Commission on December 8, 2010 advising of the taking of such action.

The holders of shares representing 58% of our voting shares have executed a written consent in favor of the Amendments.   The consents that we have received constitute the only stockholder approval required to amend the Articles of Incorporation under the Nevada Revised Statutes and the Company’s Articles of Incorporation and bylaws. In accordance with the requirements of Regulation 14C promulgated under the Securities Exchange Act of 1934, as amended, any amendment to the Articles of Incorporation provided for in the consent will not be effective until 20 days from the date of mailing of this Information Statement to our shareholders and after the filing of the Amendment with the Secretary of State of Nevada. The Amendments will be filed at a future date and time determined by the Board of Directors.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

MINERCO RESOURCES, INC.

Date: December 8, 2010	By:	/s/ Sam J. Messina
Sam J. Messina
Chief Financial Officer